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                  November 29, 2021

       J. Douglas Smith
       Chief Financial Officer
       Valor Latitude Acquisition Corp.
       PO Box 309, Ugland House
       Grand Cayman KY 1-1104
       Cayman Islands

                                                        Re: Valor Latitude
Acquisition Corp.
                                                            Form 8-K Filed on
November 23, 2021
                                                            File No. 001-40322

       Dear Mr. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Real Estate & Construction
       cc:                                              Derek Dostal